May 2009
Pricing Sheet dated May 21, 2009 relating to	Filed pursuant to Rule 433
Terms Supplement No. 108 dated May 11, 2009 to	Registration Statement No. 333-140456
Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
Relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

$6,983,000.00 11.50% Reverse Convertible Notes linked to iShares® Russell 2000® Index Fund due November 27, 2009

PRICING TERMS – May 21, 2009
Issuer:	Eksportfinans ASA
Aggregate face amount:	$6,983,000.00
Issue Price:	$1,000.00 per Reverse Convertible Note
Maturity Date:	November 27, 2009
Reference Share:	Shares of the iShares® Russell 2000® Index Fund (IWM)
Redemption Amount:

  if the closing price of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level of the Reference Share on any Trading Day during the period from the Trade Date up to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level of the Reference Share on the Determination Date is equal to or greater than the Initial Reference Level of the Reference Share, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount, (or, at our option, the cash value thereof) if the Final Reference Level of the Reference Share on the Determination Date is less than the Initial Reference Level of the Reference Share.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date
Share Redemption Amount:	20.695360. The face amount of the note divided by the Initial Reference Level, subject to adjustments for corporate events.
Knock-In Level:	36.24, or 75.00% of the Initial Reference Level
Determination Date:	November 23, 2009 (3 business days before the maturity date), subject to postponement in the event of certain market disruption events.
Interest Rate:	11.50% per annum
Interest Payment Date:	The interest payment dates for the note offering are June 27, 2009, July 27, 2009, August 27, 2009, September 27, 2009, October 27, 2009 and the Maturity Date.
Initial Reference Level:	$48.32, which is the closing price of one share of the Reference Share on the Trade Date.
Trade Date:	May 21, 2009
Original Issue Date:	May 27, 2009
Listing:	The Reverse Convertible Notes will not be listed on any securities exchange.
CUSIP:	282645PR5
ISIN:	US282645PR56
Agent:	Morgan Stanley & Co. Incorporated
Agent acting in the capacity as:	Principal
Commissions and Issue Price:	Price to Public(1)	Fees and Commissions(1)(2)	Proceeds to us
Per Reverse Convertible Note	$1,000.00	$15.00	$985.00
Total	$6,983,000.00	$104,745.00	$6,878,255.00

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page TS-9 of the accompanying terms supplement no. 108 for further details.

(2)	For additional information, see ”Supplemental plan of distribution” on page TS-16 in the accompanying terms supplement no. 108.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE TERMS SUPPLEMENT NO. 108 DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Terms Supplement No. 108 dated May 11, 2009
Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

EKSPORTFINANS ASA HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION, OR SEC, FOR THE OFFERINGS TO WHICH THIS TERMS SUPPLEMENT RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS RELATING TO THESE OFFERINGS THAT EKSPORTFINANS ASA HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT EKSPORTFINANS ASA AND THESE OFFERINGS. YOU MAY GET THESE DOCUMENTS WITHOUT COST BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, EKSPORTFINANS ASA, ANY AGENT OR ANY DEALER PARTICIPATING IN THESE OFFERINGS WILL ARRANGE TO SEND YOU THE PROSPECTUS, EACH PROSPECTUS SUPPLEMENT, PRODUCT SUPPLEMENT NO. 1 AND THIS TERMS SUPPLEMENT IF YOU SO REQUEST BY CALLING TOLL-FREE 1-800-584-6837